CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated February 15, 2003 accompanying the consolidated financial statements of Synergy Financial Group, Inc. and subsidiaries as contained in the Registration Statement and Prospectus on Amendment No. 2 to Form S-1 to be filed with the Securities and Exchange and as contained in Amendment No. 2 to the Application for Conversion on Form AC and the H-(e)1-S Savings and Loan Holding Company Application to be filed with the Office of Thrift Supervision. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and the Form AC and the H-(e)1-S
Application  and to the  use  of  our  name  as it  appears  under  the  caption
"Experts."


/s/ Grant Thornton LLP


Philadelphia, Pennsylvania
November 6, 2003